EXHIBIT 10.51

August 26, 2003

Lauren Friedman

Dear Lauren:

This letter agreement and release (the “Agreement”) sets out the terms and conditions of your resignation from employment with Silicon Valley Bank (hereinafter collectively “SVB”):

1.  Retirement.  You have notified SVB that you may resign as Chief Financial Officer of SVB as early as October 17, 2003.   After October 17, 2003, your continued service as SVB’s Chief Financial Officer will be on a part time basis during which you will apply yourself to that role with the same level of effort and diligence as before, except that you will only be required to be on site two days per week (either at Tasman or Alliant) and otherwise available by phone and email.  You may take vacation to the extent it is accrued and agreeable to the CEO of SVB, which shall not be unreasonably withheld.  During such part time employment (i) you will be paid your salary and accrue vacation at one half of your current rate, (ii) you will continue to vest your stock options, (iii) you will receive one half credit for time of service toward your annual bonus, and (iv) you will attend or not attend Steering Committee as the CEO of SVB may direct and should you attend, you will treat all matters discussed as strictly confidential for one year subsequent to your ultimate retirement.  Such part time employment may be terminated at any time by either you or SVB, upon two weeks written notice to the other, provided however, that if such part time employment continues beyond November 16, 2003, then the parties agree that it may not be terminated until January 16, 2004.   Upon the termination of such part time employment arrangement, you shall cease to be an employee of SVB.  Your last day of employment with SVB will be referred to herein as your Separation Date.

2.   Severance.  In exchange and consideration for your executing this Agreement, including the release in section 6 below, SVB agrees to pay you $223,500.   Such payment will be made on the later of January 2, 2004 or the Separation Date.

Additionally, you will be paid your annual Incentive Compensation Plan (ICP) bonus for 2003 on the date in 2004 when the other Steering Committee members receive their ICP 2003 bonuses.  Your ICP bonus shall be calculated as follows:  (a) the weighted average ICP bonus to all Steering Committee members other than you and Jim Kochman (who does not participate in the ICP)  (b) divided by the weighted average maximum target bonus for all Steering Committee members other than you and Jim Kochman (c) multiplied by your maximum target bonus of $90,000 multiplied by (d) the number of months you worked in 2003 (f) divided by twelve (12).  The term “weighted average” as used in this paragraph means that for Steering Committee members who receive ICP bonuses in 2003 based on less than a full year of service, their maximum target bonus as used in (b) above shall be calculated giving effect to the period of service used to calculate their bonus payment.

You acknowledge that these payments shall be treated as severance pay, are subject to required payroll deductions and are in excess of and in addition to any other compensation due and owing to you by SVB.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

3.  Accrued Salary and Paid Time Off.  On the Separation Date, SVB will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

4.   Medical, Vision and Dental Benefits.   Through the Separation Date you may continue to participate in SVB’s group medical, disability, life insurance, vision and dental benefits and you will remain responsible for the premium amounts at the “regular employee rate” subject to the terms and conditions of the applicable program documents.  Thereafter, you will be eligible for healthcare continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1995 (COBRA).  Should you elect COBRA continuation coverage, SVB will continue to pay the portion of the premium provided to “regular employees” for up to twelve (12) months following the Separation Date, as long as you remain eligible under the provisions of COBRA.  This will include coverage at your current level including domestic partner coverage.

5.  Nondisparagement.  Both you and SVB’s executive officers (Ken Wilcox, Marc Verissimo, Greg Becker, Harry Kellogg, Jim Kochman, Derek Witte) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and SVB shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

6.  Mutual Release.  The parties hereby release, acquit and forever discharge one another, their parents and subsidiaries, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with SVB or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in SVB, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended.  You also acknowledge that the consideration given for the waiver and release is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you, provided that SVB has also executed this Agreement by that date (“Effective Date”).

Both parties UNDERSTAND THAT THIS AGREMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  Both parties acknowledge that they have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Both parties hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any claims they may have against one another.

By:	/s/ Lauren Friedman
Lauren Friedman

Date:	September 2, 2003

By:	/s/ Ken Wilcox
Ken Wilcox, SVB
Its: President and CEO

Date:	August 26, 2003